Exhibit 4.42

AGREEMENT TO CONVERTIBLE PROMISSORY NOTE

This AGREEMENT TO CONVERTIBLE PROMISSORY NOTE (this “Agreement”), dated July 23, 2020 (the “Execution Date”), is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and PacificBridge Asset Management, acting in its capacity as the fund manager of each of the Persons listed in Schedule 1 hereto (collectively, the “Purchasers”, and each a “Purchaser”).

WHEREAS, the Company, the applicable Purchaser and certain other parties thereto entered into certain Convertible Note Purchase Agreements dated July 12, 2019, with the date of closing being July 12, 2019 (the “First Closing Note Purchase Agreement”), pursuant to which the Company issued two Convertible Promissory Notes on July 12, 2019 respectively to each of PacificBridge Sapphire CB Fund 1 and PacificBridge Sapphire CB Fund 2 (the “First Closing Notes”);

WHEREAS, the Company, the applicable Purchaser and certain other parties thereto entered into certain Convertible Note Purchase Agreements dated July 12, 2019, with the date of closing being August 16, 2019 (the “Second Closing Note Purchase Agreement”), pursuant to which the Company issued two Convertible Promissory Notes on August 16, 2019 respectively to each of PacificBridge Inner Circle Mezzanine 1 and PacificBridge TMT Mezzanine 1 (the “Second Closing Notes”); and

WHEREAS, the Company, the applicable Purchaser and certain other parties thereto entered into certain Convertible Note Purchase Agreements dated July 12, 2019, with the date of closing being September 18, 2019 (the “Third Closing Note Purchase Agreement”), pursuant to which the Company issued two Convertible Promissory Notes on October 10, 2019 and November 8, 2019 respectively to each of PacificBridge Global Mezzanine 1 and PacificBridge Global Mezzanine 2 (the “Third Closing Notes”, together with the First Closing Notes and the Second Closing Notes, the “Notes”).

Capitalized terms used and note defined in this Agreement shall have the meanings given to them in the Convertible Note Purchase Agreement, unless the context requires otherwise.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1.    Conversion.

(i)        Notwithstanding anything to the contrary under the Note Purchase Agreement and the Notes, the Company and each of the Purchaser agree that all of the Principal Amounts under each of the Notes plus the accrued interest thereon (being US$16,036,077 for PacificBridge Sapphire CB Fund 1, US$3,006,764 for PacificBridge Sapphire CB Fund 2, US$7,196,537 for PacificBridge Inner Circle Mezzanine 1, US$8,747,333 for PacificBridge TMT Mezzanine 1, US$6,223,696 for PacificBridge Global Mezzanine 1 and US$5,302,547 for PacificBridge Global Mezzanine 2) shall be converted into certain Conversion Shares at the Conversion Price.

(ii)       Notwithstanding anything to the contrary under the Note Purchase Agreement and the Notes, the applicable Conversion Price of the Notes shall be volume weighed average stock price for Class A Ordinary Shares in the Company of the thirty (30) trading days prior to the Execution Date multiplied by 0.78, being US$0.4035 per Class A Ordinary Share. The number of Conversion Shares to be issued upon conversion of all Notes shall be equal to the quotient obtained by dividing the aggregate Principal Amount under the Notes and the accrued interest thereon by the Conversion Price, details of which are set forth on Schedule 1.

(iii)      Unless as otherwise provided herein, the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares under the above Section 2(ii) (including giving all necessary instructions to update the register of members to effect such issuance) within three (3) Business Days of the Execution Date, and deliver to the designated entity of each of the Purchasers, upon surrender of the Notes, a certificate or certificates for such number of the Conversion Shares issuable upon such conversion as set forth opposite the name of each Purchaser in Schedule 1 hereunder and the updated register of members of the Company indicating that the designated entity of each of the Purchasers is the holder of such Conversion Shares.

(iv)      Notwithstanding the foregoing, the Company shall not be required to issue or deliver the Conversion Shares until each of the Purchasers has surrendered its respective Note to the Company and has taken or cause their designated entity to take all necessary actions requested by the Company to facilitate the conversion.

(v)       Upon due conversion in full of the Notes into the Conversion Shares pursuant to and in accordance with the above, any and all payment and other obligations of the Company under the Notes and the Note Purchase Agreement shall be fully discharged.

2.    Effectiveness. This Agreement shall become effective immediately on the date hereof.

3.    Entire Agreement. This Agreement, and the documents referred to in it, constitutes the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement. Except as expressly amended pursuant to this Agreement or otherwise provided, all terms and conditions of the Note Purchase Agreement and the Notes shall remain unchanged and shall continue in full force and effect.

4.    Further Assurance. Each of the undersigned hereby agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary or appropriate to effect this Agreement.

5.    Miscellaneous. Section 7.2 (Governing Law; Dispute Resolution), Section 7.6 (Notices), 7.8 (Severability), 7.10 (Confidentiality), 7.13 (Headings) and 7.14 (Counterparts) of the Note Purchase Agreements are hereby incorporated into this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the date and year first above written.

Uxin Limited

By:	/s/ Kun Dai
Name:	Kun Dai
Title:	Director

[SIGNATURE PAGE TO AGREEMENT TO CONVERTIBLE PROMISSORY NOTE]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the date and year first above written.

PacificBridge Asseet Management, acting in
its capacity as the fund manager of the
Purchasers

By:	/s/ D.K. LEE
Name:	D.K. LEE
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT TO CONVERTIBLE PROMISSORY NOTE]

SCHEDULE 1

Name of the Purchaser	Number of Conversion Shares
PacificBridge Sapphire CB Fund 1	39,746,793
PacificBridge Sapphire CB Fund 2	7,452,524
PacificBridge Inner Circle Mezzanine 1	17,837,235
PacificBridge TMT Mezzanine 1	21,681,016
PacificBridge Global Mezzanine 1	15,425,965
PacificBridge Global Mezzanine 2	13,142,818

SCHEDULE